State of Delaware
Secretary of State
Division of Corporations
Delivered 02:28 PM 03/04/2014
FILED 02:28 PM 03/04/2014
SRV 140284030 - 2889452 FILE

AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
10% CONVERTIBLE REDEEMABLE
SERIES B PREFERRED STOCK
OF
GYROTRON TECHNOLOGY, INC.
(a Delaware Corporation)

I, the undersigned, being the duly appointed President of Gyrotron Technology, Inc. (the "Corporation"), a Delaware corporation, hereby certify that this Amendment to the Amended and Restated Certificate of Designation of Rights, Preferences and Privileges (this "Certificate of Designation") designating Forty Thousand (40,000) shares of the Preferred Stock, par value $0.001 per share (the "Preferred Stock") of the Corporation, was unanimously adopted and approved by the Board of Directors (the "BOD") of the Corporation on 2/24/14, and approved by written consent of a requisite majority of the voting power of the shareholders on 3/3/14, and amends the amended and restated Certificate of Designation for the 10% Convertible Redeemable Series B Preferred Stock filed on or about 7/25/11.

In paragraph 7 (a) (ii) (1), the two occurrences of the amount "$3,000,000" are replaced by "$3,300,000", and in paragraph 7 (a) (iii) the amount $2,000,000 is replaced by $4,000,000.

THE UNDERSIGNED hereby makes this Amendment, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly has hereunto set his hand this day 3/314.

GYROTRON TECHNOLOGY INC.

By:
/s/ Vladislav Sklyarevich
Name: Vladislav Sklyarevich
Title: President